AURORA LOAN SERVICES
A Lehman Brothers Company

March 13, 2007
Ernst & Young LLP
Suite 3300
370 17th Street
Denver, CO 80202

Re: Minimum Servicing Standards Compliance Attestation Engagement

In connection with your compliance attestation engagement relating to our assertion (also referred to as management's report) regarding Aurora Loan Services LLC's (the "Company"), a wholly-owned subsidiary of Lehman Brothers Bank, FSB ("LBB"), compliance with servicing standards (the "Specified Minimum Servicing Standards") set forth in Exhibit A to the Report of Management (see Attachment I to this letter) and based on the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and during the year ended December 31, 2006, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to form an opinion on whether our assertion about the Company's compliance with the Specified Minimum Servicing Standards is fairly stated in all material respects. Accordingly, we make the following representations with respect to our compliance with the Specified Minimum Servicing Standards as of and during the year ended December 31, 2006, which are true to the best of our knowledge and belief.

We recognize that, as members of management of the Company, we are responsible for complying with the Specified Minimum Servicing Standards and the effectiveness of the Company's internal control over compliance with these standards. This responsibility encompasses (a) determining (identifying) and documenting appropriate servicing compliance platform (i.e., population of serviced assets and transactions and the underlying servicing contracts and agreements) and the related servicing standards that are applicable to the Company's operations as well as ensuring the adequacy and sufficiency of these standards to satisfy the terms, conditions and requirements of all servicing and subservicing contracts and agreements, (b) establishing and maintaining internal control to provide reasonable assurance that the Company complies with the Specified Minimum Servicing Standards, (c) evaluating and monitoring the Company's compliance with the Specified Minimum Servicing Standards, including sufficient evidential matter that exists or could be developed to support management's evaluation of compliance (management's evaluation may include documentation such as servicing, accounting or statistical data, documents and electronic records, policy manuals, narrative memoranda, procedural write-ups, flowcharts, completed questionnaires, or internal

                  10350 Park Meadows Drive, Littleton, Co. 80124



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March 13, 2007                                                          Page 2

auditors' reports), and (d) specifying reports that satisfy legal, regulatory, or contractual requirements. Management of the Company also is responsible for identifying, and ensuring that the Company complies with, the laws and regulations applicable to its servicing and related activities.

We determined the servicing platform ("USAP Servicing Compliance Platform") for purposes of our compliance assertion for the year ended December 31, 2006 consisted of all serviced residential mortgage loans, the related securitization and similar transactions, and the underlying servicing contracts and agreements, otherwise not included in our servicing and master servicing platforms in accordance with Item 1122 of Regulation AB ("Reg AB Servicing Compliance Platforms"), and accordingly, our compliance assertion and our representations in this letter pertain to the USAP Servicing Compliance Platform. Master servicing activities are not included in the USAP Servicing Compliance Platform.

We represent the Specified Minimum Servicing Standards are based on the servicing standards set forth in the USAP and are sufficient and adequate to satisfy the applicable requirements under our servicing agreements. We have performed an evaluation of the Company's compliance with the Specified Minimum Servicing Standards as of December 31, 2006 and for the year then ended. Based on this evaluation, we assert the Company has complied with the Specified Minimum Servicing Standards as of and during the year ended December 31, 2006.

There have been no known instances of noncompliance with the Specified Minimum Servicing Standards for the year ended December 31, 2006 and through the date of this letter, except as noted in the Company's servicing compliance documentation made available to you. We assessed all known servicing exceptions and instances of noncompliance and concluded they do not represent material noncompliance with the Specified Minimum Servicing Standards. There have been no known instances of material noncompliance with any of the Specified Minimum Servicing Standards during the year ended December 31, 2006. Further, there have been no known instances of material noncompliance for the Company's Reg AB Servicing Compliance Platforms that may indicate potential noncompliance with the Specified Minimum Servicing Standards for the USAP Servicing Compliance Platform.

We accept responsibility for gathering the information necessary in making management's evaluation of compliance with the Specified Minimum Servicing Standards. We also accept responsibility for our assertion (management's report) and the related documentation, testing work and other support regarding compliance with the Specified Minimum Servicing Standards. We did not base our assertion solely or primarily on your procedures in connection with this examination or any other engagement.


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March 13, 2007                                                          Page 3

We represent the Company did not delegate or outsource any significant servicing responsibilities to any other third party (vendor, contractor, subservicer or other) during the year ended December 31, 2006, except as documented in our servicing compliance documentation made available to you. The Company performs directly the significant majority of servicing activities associated with the Specified Minimum Servicing Standards, and accordingly, the Company's compliance with these standards does not depend in any material way upon the work performed by third parties. For any significant outsourced servicing activities pertaining to one or more of the Specified Minimum Servicing Standards, the Company maintains effective monitoring and control over third party activities to ensure these third parties are in compliance with the servicing requirements. Based on our oversight and monitoring of these third parties, we are not aware of any matters that would impact our assertion regarding the Company's compliance with the Specified Minimum Servicing Standards.

Management is responsible for ensuring our periodic servicer reports
(including those filed in public filings of the securitization trusts, if applicable) satisfy the requirements in our servicing agreements and regulatory acts, and such requirements were met during the year ended December 31, 2006 and through the date of this letter.

As of and during the year ended December 31, 2006, the Company had in effect a fidelity bond and errors and omissions insurance policies in the amounts set forth in management's assertion. The insurance policies and their terms and conditions were adequate to satisfy the requirements of all of our servicing and similar agreements and applicable Government National Mortgage Association and other agency (e.g., Fannie Mae) eligibility guidelines, and provided adequate insurance coverage during December 31, 2006 and through the date of this letter.

We have made available to you all documentation and information related to compliance with the Specified Minimum Servicing Standards.

We recognize that your attestation procedures consisted primarily of examining, on a test basis, evidence about the Company's compliance with the Specified Minimum Servicing Standards and performing such other procedures as you considered necessary in the circumstances. We recognize there are inherent limitations in the examination process, including, for example, selective testing, and the possibility that collusion or forgery may preclude the detection of instances of material noncompliance and errors. Accordingly, instances of material noncompliance and errors may remain undetected. Also, we understand that your examination was not designed to detect instances of noncompliance and errors that were immaterial to management's assertion regarding compliance.

We are not aware of any matters that would bear on your independence with respect to your attestation engagement on our assertion regarding compliance with the Specified Miminum Servicing Standards.


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March 13, 2007                                                          Page 4

Internal Control and Compliance
There have been no significant changes in internal control over compliance with the Specified Minimum Servicing Standards or the manner in which servicing transactions are recorded, classified, and summarized from the internal control and servicing systems in effect during the year ended December 31, 2006.

There has been no fraud involving management or employees who have significant roles in internal control over compliance with the Specified Minimum Servicing Standards. There has been no fraud involving other employees that could have a material effect on compliance with the Specified Minimum Servicing Standards.

There have been no allegations involving compliance improprieties received by management or the Audit Committee (regardless of the source or form and including, without limitation, allegations by "whistle-blowers"). Allegations of financial and compliance improprieties include allegations of manipulation of servicing data and reports by management or employees, misappropriation of assets by management or employees, intentional circumvention of internal controls, inappropriate influence on related party transactions by related parties, intentional misleading of the auditors, or other allegations of illegal acts or fraud that could result in a misstatement of management's assertion or otherwise affect the Company's compliance with the Specified Minimum Servicing Standards.

There have been no written or oral notices or communications from regulatory agencies, Securities and Exchange Commission, investors, securitization trustees, vendors, subservicers, rating agencies, internal auditors, LBB or other affiliated entities, and other internal or external parties concerning possible noncompliance with the Specified Minimum Servicing Standards during the year ended December 31, 2006 and through the date of this letter.

There were no legal contingencies or pending or threatened litigation or government or regulatory investigation related to our servicing activities concerning possible noncompliance with the Specified Minimum Servicing Standards during the year ended December 31, 2006 and through the date of this letter. Further, there were no instances of violation of the laws and regulations applicable to the Company's servicing and related activities, events of servicer default, noncompliance with servicer covenants under our servicing agreements, or other adverse events with respect to our servicing duties and responsibilities during the year ended December 31, 2006 and through the date of this letter.

We recognize that, as part of your examination, you considered the Company's internal control over compliance with the Specified Minimum Servicing Standards solely for the purpose of planning your examination and determining the nature, timing, and extent of


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March 13, 2007                                                          Page 5

your procedures. We also recognize this consideration was not sufficient to enable you to provide assurance on internal control or to identify reportable conditions. Further, we acknowledge your examination was not designed and cannot be relied upon to disclose irregularities (including fraud or defalcations), or illegal acts that may exist.

Other
We are responsible for the fair presentation of information in the annual servicer reports (including those on Form 10-K if applicable) or certifications, if applicable or required, for the year ended December 31, 2006. We recognize you have not been engaged to audit, review or perform any procedures on any information in these annual reports or servicer certifications.

Whenever we make your attestation report available to others through internal or external distribution, we recognize and confirm that it must be accompanied by the related signed management's assertion (report), including the listing of the Specified Minimum Servicing Standards.

Whenever your attestation report and the accompanying management's assertion regarding compliance with the Specified Minimum Servicing Standards are planned to be included in a public document (such as a document filed with the Securities and Exchange Commission), we will provide to you each such document, prior to its finalization and filing, for your review and obtain your authorization to include your report in the public document. Further, whenever the Company becomes aware that your attestation report and the accompanying management's assertion regarding servicing compliance are planned to be included in a public document by another (i.e., non-Lehman related) issuer, we will inform you accordingly and notify such issuer of the requirements of the securities laws to obtain your authorization to include your report in their filing.

No events or transactions have occurred since December 31, 2006 or are pending that would have an effect on our compliance with the Specified Minimum Servicing Standards for the year ended December 31, 2006.

                              **********


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March 13th, 2007                                                        Page 6

We understand that your examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and was, therefore, designed primarily for the purpose of expressing an opinion on whether our assertion regarding the Company's compliance with the Specified Minimum Servicing Standards is fairly stated, in all material respects, and that your procedures were limited to those that you considered necessary for that purpose.

                                     Very truly yours,
                                     /s/ John Skoba
                                     -----------------
                                     John Skoba
                                     Chief Financial Officer

                                     /s/ Terry Gentry
                                     -----------------
                                     Terry Gentry
                                     Managing Director
                                     Executive Vice President
                                     Loan Administration


AURORA LOAN SERVICES
A Lehman Brothers Company

                   Management's Assertion on Compliance
            with the Specified Minimum Servicing Standards Set Forth in the Uniform Single Attestation Program for Mortgage Bankers

                             Report of Management

We, as members of management of Aurora Loan Services LLC (the "Company"), are responsible for complying with the servicing standards identified in the attached Exhibit A (the "specified minimum servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). We also are responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards. We have performed an evaluation of the Company's compliance with the specified minimum servicing standards as of December 31, 2006 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2006, the Company complied, in all material respects, with the specified minimum servicing standards.

As of December 31, 2006 and for the year then ended, the Company had in effect a fidelity bond in the amount of $150,000,000 and an errors and omissions policy in the amount of $150,000,000 from January 1, 2006 through July 31, 2006 and $100,250,000 from August 1, 2006 through and as of December 31, 2006.

                                     /s/ John Skoba
                                     -----------------
                                     John Skoba
                                     Chief Financial Officer

                                     /s/ Terry Gentry
                                     -----------------
                                     Terry Gentry
                                     Managing Director
                                     Executive Vice President
                                     Loan Administration

March 13, 2007


                  10350 Park Meadows Drive, Littleton, Co. 80124




                                                                     Exhibit A
                  Specified Minimum Servicing Standards

I. Custodial Bank Accounts

  1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

    a. be mathematically accurate;

    b. be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

    c. be reviewed and approved by someone other than the person who prepared the reconciliation; and

    d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

  2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

  3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

  4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. Mortgage Payments

  1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2) business days of receipt.

  2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

  3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

  4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


                  10350 Park Meadows Drive, Littleton, Co. 80124


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March 13, 2007                                                          Page 9

                                                                     Exhibit A
                  Specified Minimum Servicing Standards (continued)

III. Disbursements

  1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

  2. Disbursements made on behalf of a mortgagor or investor shall be posted within two (2) business days to the mortgagor's or investor's records maintained by the servicing entity.

  3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

  4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

  5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

  6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. Investor Accounting and Reporting

  1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V. Mortgagor Loan Accounting

  1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

  2. Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on the related mortgage note and any ARM rider.

  3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

  4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state laws.


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March 13, 2007                                                         Page 10

                                                                     Exhibit A
                  Specified Minimum Servicing Standards (continued)

VI. Delinquencies

  1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII. Insurance Policies

  1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.